Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA:	ANALYSTS:

Katrina Parker, 312-822-5167	Nancy M. Bufalino, 312-822-7757
Sarah Pang, 312-822-6394	Marie Hotza, 312-822-4278
David C. Adams, 312-822-2183
CNA PROPOSES TO ACQUIRE PUBLIC MINORITY STAKE IN CNA SURETY
CHICAGO, November 1, 2010 –
CNA Financial Corporation (NYSE: CNA) announced today that it has proposed to acquire all of the outstanding shares of common stock of CNA Surety Corporation (NYSE: SUR) that are not currently owned by subsidiaries of CNA for $22.00 per share in cash. The proposed transaction is consistent with CNA’s strategic objective to grow its specialty franchise.
The $22.00 per share price represents a 14% premium over Surety’s last closing price and a 13% premium to Surety’s recent 52-week high. The proposed price also represents a 24% premium over Surety’s closing price one month ago and a 31% premium over Surety’s closing price three months ago. The $22.00 per share price is a 1.17x multiple of Surety’s tangible book value per share excluding net unrealized gains as of September 30, 2010. Based on the proposed price of $22.00 per share and minority shares outstanding at September 30, 2010, the aggregate purchase price would be approximately $375 million.
CNA, through its subsidiaries, currently owns approximately 62% of the outstanding shares of Surety common stock.
“Our proposal represents an excellent opportunity for Surety’s stockholders to monetize their investment at a significant premium to Surety’s current and recent stock price,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “For CNA, this is an opportunity to make an additional investment in a business we know well, while at the same time simplifying our ownership structure.
“We anticipate continuing to run Surety in a manner that is generally consistent with its current operations. We believe that, as a wholly-owned subsidiary of CNA, Surety will be even better positioned to compete with the large, diversified commercial lines companies it faces in the surety market.”
CNA expects that Surety’s board of directors will form a special committee consisting of independent directors, and that this special committee will retain independent financial and legal advisors to consider the proposal. CNA intends to implement the transaction in a manner that will ensure that Surety would become a wholly-owned subsidiary of CNA and that all Surety stockholders would receive the same consideration for their shares. CNA has informed Surety that it desires to achieve this result through a transaction that is supported by the special committee and that it is prepared to negotiate a merger agreement with the special committee and its advisors providing for the acquisition of the remaining shares of Surety. CNA intends to fund the purchase price for the Surety shares with internally available resources and the proposed transaction would not be subject to a financing condition.
CNA has also informed Surety that it is only interested in acquiring the remaining shares of Surety, and has no interest in a disposition of its controlling interest.
J.P. Morgan Securities LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP is acting as legal advisor to CNA in connection with the proposal.
About CNA
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Additional Information and Where to Find It
This press release is not an offer to purchase or a solicitation of an offer to sell any securities. Any solicitation or offer will only be made through materials filed with the SEC. Surety stockholders and other interested parties are urged to read these materials when they become available because they will contain important information. Surety stockholders will be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov. Surety stockholders will also be able to obtain these documents that are filed by CNA (when available) for free from CNA at www.cna.com or at 333 South Wabash Avenue, Chicago, Illinois 60604.
Forward-Looking Statements
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA and include the possibility that negotiations with the special committee of Surety may not be successful and the possibility that the transaction may not be completed on the terms described in this press release or at all, including as a result of changes in the business or prospects of Surety. For a detailed description of other risks and uncertainties affecting CNA, please refer to CNA’s filings with the SEC, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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